Exhibit 99.2

MINERCO RESOURCES, INC.
NON-RETALIATION POLICY

Minerco Resources, Inc. (“Minerco”) is committed to providing a workplace conducive to open discussion of its business practices. It is Minerco’s policy to comply with all applicable laws that protect employees against unlawful discrimination or retaliation by their employer as a result of their lawfully reporting information regarding, or their participating in, investigations involving corporate fraud or other violations by Minerco or its agents of federal or state law. Specifically, Minerco’s policy prevents any employee from being subject to disciplinary or retaliatory action by Minerco or any of its employees or agents as a result of the employee’s:

• Disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation or possible violation of federal or state law or regulation; or

• Providing information, filing, testifying, participating in a proceeding, or otherwise assisting in an investigation or proceeding regarding any conduct that the employee reasonably believes involves a violation of: (i) any rule or regulation of the United States Securities and Exchange Commission; (ii) any federal criminal law relating to securities fraud; or (iii) any provision of federal law relating to fraud against shareholders, where with respect to investigations, the investigation is being conducted by a federal regulatory agency, a member of Congress, or a person at Minerco with supervisory authority over the employee.

However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above policy statement and may be subject to disciplinary action, including termination of their employment.

Minerco has designated a Compliance Officer who is responsible for administering this policy. The Compliance Officer is responsible for receiving and resolving reports by employees and others on the matters described above. The Compliance Officer will refer complaints submitted, as he or she determines to be appropriate, or as required under the direction of Minerco’s Board of Directors, to the Minerco’s Board of Directors or an appropriate committee of the Board.

Minerco’s Compliance Officer is Sam Messina. Mr. Messina may be reached at (888) 473-5150 or at sam.messina@minercoresources.com.

In addition, Minerco has established a procedure by which confidential complaints involving the matters described above may be raised anonymously within Minerco. Complaints submitted through this confidential process will be presented to Minerco’s Board of Directors or an appropriate committee of the Board on a quarterly basis.